Exhibit 10.2

FORM OF CONTRIBUTION AGREEMENT

VIA EXCLUSIVE TERRITORIAL LICENSING

BY AND BETWEEN

CQENS TECHNOLOGIES INC.

AND

LEAP TECHNOLOGY LLC

(Re: IP Assets)

THIS CONTRIBUTION AGREEMENT, dated as of July 24, 2020 (this “Agreement”), is entered into by and between CQENS Technologies Inc., a Delaware corporation (“CQENS”), and Leap Technology LLC, a Delaware limited liability company (“LEAP”).

WHEREAS, CQENS and LEAP are entering into this Agreement in connection with CQENS, LEAP and certain other Affiliates of LEAP entering into that certain Amended and Restated Limited Liability Company Agreement of LEAP dated as of date hereof (as amended, the “LLC Agreement), pursuant to which CQENS will receive a 55.00% membership interest in LEAP (the “CQENS Membership Interest”);

WHEREAS, as of the Effective Time, CQENS owns and holds the following assets with respect to the configuration, design, manufacture, marketing, sales, and merchandising of a heated tobacco product (collectively, the “IP Assets”):

(A)	trademark and service mark common law rights, pending trademark and service mark applications and registrations including intention to use trademark and service mark rights in the Asia Pacific Countries, and related goodwill (“Trademarks”), including (without limitation) those Trademarks listed in Exhibit A attached hereto and any Trademarks developed in the future (which shall be included in an updated Exhibit A);

(B)	inventions, patents and patent applications in the Asia Pacific Countries (“Patents”), including (without limitation) those Patents listed in Exhibit A attached hereto and any Patents developed in the future (which shall be included in an updated Exhibit A); and

(C)	any other intellectual property rights (including future intellectual property rights).

WHEREAS, in consideration for the CQENS Membership Interest, CQENS hereby agrees to license to LEAP on an exclusive, royalty-free basis all of CQENS’s rights, including all future rights in the IP Assets in the Asia Pacific Countries (collectively, the “Contributed Assets”), all of which such current and future rights shall be listed and updated on Exhibit A;

WHEREAS, with the exclusive rights, it is intended that the contribution contemplated by this Agreement will constitute a contribution of property within the meaning of Section 721 of the Internal Revenue Code of 1986, as amended, pursuant to which no gain or loss shall be recognized; and

WHEREAS, capitalized terms used but not defined herein shall have the definitions given to them in the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and of other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Contribution of License.

(a) Effective as of 12:01 a.m. on the date hereof, (the “Effective Time”), CQENS hereby grants an exclusive, royalty free license to LEAP, its successors and assigns forever, to make, use, offer to sell, and sell and for any other business purpose in the Asia Pacific Countries products and services disclosed, claimed or comprising any of the Contributed Assets, including any future developed IP Assets which shall become a part of this Agreement and shall be deemed to be included in the Contributed Assets for all purposes hereunder (the “License”). CQENS acknowledges and agrees that any of its IP Assets (including any IP Assets developed by its Affiliates) that are developed at any time after the date of this Agreement shall be subject to this Agreement, and that LEAP shall have the sole and exclusive right to use such IP Assets (including any future IP Assets) for any business purpose in the Asia Pacific Countries. In no event shall CQENS attempt to circumvent or adversely affect the rights of LEAP to be the sole and exclusive beneficiary of any rights relating to the use of the IP Assets in the Asia Pacific Countries. For the avoidance of doubt, this exclusive license does not cover the use of the IP Assets anywhere outside of the Asia Pacific Countries, including (without limitation) the United States of America.

(b) As between CQENS and LEAP, LEAP is granted the sole right to sue and collect damages and/or profits for both past and present infringements of and any breach of Contract or other Claims (as applicable) relating to the Contributed Assets in the Asia Pacific Countries. If LEAP becomes aware of potential infringement of any of the Contributed Assets, LEAP shall provide CQENS with written notice of any such infringement within 90 days of learning of such infringement, and similarly, if CQENS becomes aware of any infringement of any IP Asset, CQENS must provide written notice to LEAP of such potential infringement within 90 days of learning of such infringement (both notices referred to as the “Infringement Notice”). If LEAP elects by written notice to CQENS to not enforce LEAP’s rights within 60 days of the Infringement Notice to CQENS, then CQENS shall have the sole right to sue and collect all damages for the infringement.

(c) In the event litigation is instituted against a third party for infringement of the Contributed Assets under this Agreement in the Asia Pacific Countries, the party instituting the lawsuit shall bear the cost of the litigation and shall control the litigation proceedings. The party who did not institute the lawsuit will cooperate with the party who did institute the lawsuit at the expense of the party who instituted the lawsuit. The party who did not institute the lawsuit can be represented by counsel of its choice at its own expense.

(d) LEAP may grant sublicenses under this Agreement on terms acceptable to LEAP in its sole discretion, subject to the Sublicensee being bound by this Agreement.

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2. Termination. This Agreement shall terminate if, and only if, the Contributed Assets are repurchased by CQENS pursuant to and in accordance with the terms of the LLC Agreement. Upon termination of this Agreement, LEAP shall thereafter immediately cease all further manufacture, sale, or use of the Contributed Assets, and all rights granted to LEAP or its Sublicensees under this Agreement shall forthwith terminate and immediately revert to CQENS.

3. Ownership Interest in LEAP. In consideration for the Contribution, LEAP hereby issues to CQENS, as of the Effective Time, the CQENS Membership Interest.

4. Representations and Warranties of CQENS. CQENS hereby represents and warrants to LEAP as follows:

(a) Authority; Binding Obligation.

(i) CQENS has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(ii) The execution delivery and performance of this Agreement by CQENS and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CQENS.

(iii) CQENS has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by LEAP, this Agreement constitutes the valid and binding obligation of CQENS, enforceable against CQENS in accordance with its terms, subject to applicable laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(b) No Conflict. Neither the execution, delivery and performance of this Agreement by CQENS, nor the consummation by CQENS and its Affiliates of the transactions contemplated by this Agreement, will (i) conflict with or violate the Governing Documents of CQENS or any of its Affiliates; (ii) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract or Permit to which CQENS or any of its Affiliates is party; (iii) violate any Law or Judgment applicable to CQENS or any of its Affiliates; or (iv) require CQENS or any of its Affiliates to obtain any Governmental Authorization or make any filing with any Governmental Authority. Each of CQENS and its Affiliates has obtained all necessary consents, authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all third parties, including all federal, state, or other relevant Governmental Authorities, as may be required to be obtained or made, as applicable, by CQENS or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

(c) Title to the Contributed Assets. All of the IP Assets of CQENS and its Affiliates are set forth on Exhibit A. CQENS has good and defensible title, or in the case of each Contract, a valid contractual interest therein, to the Contributed Assets, free and clear of any Claims whatsoever, and upon execution of this Agreement, LEAP will acquire good and defensible license thereto.

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(d) IP Assets. CQENS has procured and continues to procure IP Assets in the Asia Pacific Countries and, to the knowledge of CQENS, the IP Assets in the Asia Pacific Countries will be valid and enforceable; and CQENS owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all IP Assets without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. To the knowledge of CQENS, no product or service, contemplated under this Agreement, marketed or sold (or proposed to be marketed or sold) by CQENS violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. CQENS has not received any communications alleging that CQENS has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. It will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by CQENS, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to CQENS all intellectual property rights he or she owns that are related to the business of CQENS as now conducted and as presently proposed to be conducted, and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with CQENS that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the business of CQENS as then conducted or as then proposed to be conducted, (ii) were developed on any amount of work time with CQENS or with the use of any of the equipment, supplies, facilities or information of CQENS, or (iii) resulted from the performance of services for CQENS.

(e) Litigation. There is no Proceeding pending or currently threatened (i) against CQENS or to its knowledge, any shareholder or employee of CEQNS that would reasonably be expected to have, either individually or in the aggregate, an adverse effect on the IP Assets. Neither CQENS nor, to its knowledge, any employee is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of Key Employees, such as would affect the Company). There is no Proceeding by CQENS pending, or which it intends to initiate. The foregoing includes, without limitation, Proceeding pending or threatened in writing (or, to the knowledge of CQENS, any basis therefore) involving the prior employment of any of its employees, their services provided in connection with the business of CQENS, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There are no Judgments outstanding against CQENS or any of the IP Assets.

(f) Other.

(i) CQENS (A) has been furnished with sufficient information about the Company and the CQENS Membership Interests; (B) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the CQENS Membership Interests; (C) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of its investment in LEAP and has a sufficient net worth to sustain a loss of its investment in LEAP in the event such loss should occur; (D) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in LEAP; and (E) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act of 1933, as amended.

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(ii) CQENS is an informed and sophisticated investor, and has engaged expert advisors, experienced in the evaluation and investment in companies such as the investment in LEAP as contemplated hereunder. CQENS agrees that at the Closing, CQENS shall accept the CQENS MEMBERSHIP Interests based upon CQENS’s own knowledge, inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature (except for the representations and warranties expressly set forth in SECTION 4 OF this Agreement), whether in writing, orally or otherwise, INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO CQENS BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY AFFILIATE THEREOF.

5. Representations and Warranties of LEAP. LEAP hereby represents and warrants to CQENS as follows:

(a) Due Organization and Authority. LEAP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Authorization and Validity of Agreement. LEAP has taken all action necessary in order to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. Upon execution, this Agreement shall have been duly executed and delivered by LEAP and shall be a valid and binding obligation of LEAP enforceable against it in accordance with its terms.

6. Further Assurance. Each party covenants and agrees to execute such additional instruments and take such actions as may be reasonably requested from time to time by the other party to confirm, perfect or otherwise carry out the intent and purposes of this Agreement.

7. Governing Law. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

8. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm, corporation or other entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

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9. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

10. Construction. Any reference in this Agreement to a “Section” or “Exhibit” refers to the corresponding Section or Exhibit of or to this Agreement unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

11. Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For all purposes hereunder, Xten Group Inc. (f/k/a Chong Corporation) and its Affiliates are each an Affiliate of CQENS.

“Asia Pacific Countries” shall mean the following: China, India, Indonesia, Pakistan, Bangladesh, Philippines, Vietnam, Thailand, Myanmar, Afghanistan, Malaysia, Nepal, Australia, Taiwan, Sri Lanka, Cambodia, Hong Kong, Papua, New Guinea, Laos, Singapore, New Zealand, Mongolia, Timor-Leste, Fiji, Bhutan, Solomon Islands, Macau, Brunei, Maldives, New Caledonia, French Polynesia, Vanuatu, Samoa, Guam, Kiribati Federated States of Micronesia, and Tonga.

“Claims” means any lien, charges, mortgages, pledges, security interests, escrows, options, rights of first refusal, indentures, security agreements, deed of trust, deed to secure debt, assignment, purchase money security interest, vendor’s lien, levy, purchase option, call, right of first refusal, preemptive or similar right of a third Person or other encumbrances, claims, agreements, arrangements or commitments of any kind or character and whether or not relating in any way to credit or the borrowing of money.

“Contract” means any and all written and unwritten assignments, deeds, contracts, agreements, franchises, understandings, obligations, letters of intent, indemnification agreements, arrangements, purchase orders, leases, subleases, licenses, registrations, authorizations, easements, servitudes, rights-of-way, mortgages, credit agreements or documents, bonds, notes, indentures, documents, and other instruments and interests therein, and all amendments thereof, including any contract, arrangement or circumstances granting to any Person a right of refusal, right of offer, option or similar preferential right to purchase or acquire any right, asset or property, but excluding any governmental permits, licenses or approvals.

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“Governing Documents” means, with respect to any particular Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization or formation and operating agreement; (e) if another type of Person that is an entity, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (d) multinational organization exercising judicial, legislative or regulatory power; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Permit” means any permit, license (including liquor licenses), franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, assessment, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

CQENS TECHNOLOGIES INC.,
a Delaware corporation

By:

LEAP TECHNOLOGY LLC,
a Delaware limited liability company

By:

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EXHIBIT A

The following Trademarks, Patents and patent applications are exclusively licensed to LEAP in the Asia Pacific Countries:

1.	USPTO TRADEMARK Registration for CQENS

2.	PEOPLES’ REPUBLIC OF CHINA TRADEMARK Registration for CQENS

3.	US PATENT APPLICATION No. 16/022482

4.	PCT PATENT APPLICATION No. PCT/US 19/12204

National Phase Applications for Heat-not-Burn Device and Method in the following countries, to be filed on or about July 3, 2020:

Peoples’ Republic of China

India

Indonesia

Vietnam

Philippines

Thailand

Malaysia

Singapore

Hong Kong

This Exhibit A is as of June 23, 2020 and shall be updated regularly, as applicable, as described in the Contribution Agreement.

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